EXHIBIT 99.1

Zoom Telephonics Expects Third Quarter 2017 Revenue To Exceed $8 Million

Boston, MA, October 4, 2017 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), the exclusive producer of MOTOROLA cable modems and gateways, today announced that the Company expects revenue for the third quarter ended September 30, 2017 to exceed $8 million.

The Company expects to announce full third quarter financial results on October 31, 2017.

Frank Manning, President and CEO of Zoom Telephonics, stated, “We have seen significant sales growth since we shipped our first Motorola brand cable modem in January 2016, and revenue for the third quarter is expected to exceed $8 million. This is particularly notable given that revenue for the first half of 2017 totaled $12 million, up 79% over the first half of 2016. We now produce seven Motorola brand modems and gateways, one Motorola router, and one Motorola range extender. We have grown our cable modem share dramatically, and we are excited about the new Motorola brand cable modems and gateways, DSL gateways, routers, MoCA Adapters, and cellular products that we will be shipping in coming months. I look forward to providing additional details when we release full 3Q17 results at the end of this month.”

About Zoom Telephonics

Zoom Telephonics, Inc. designs, produces, markets, and supports communication products under the Motorola and Zoom brands. The Company’s worldwide licensing agreement with Motorola includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, range extenders, home powerline network products, and MoCA adapters. For more information about Zoom and its products, please visit www.zoomtel.com or www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward-looking Statements

This release contains forward-looking information relating to Zoom's plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: delays, unanticipated costs, interruptions or other uncertainties associated with Zoom's production and shipping; Zoom's reliance on several key outsourcing partners; uncertainty of key customers' plans and orders; risks relating to product certifications; Zoom's dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom's filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom's expectations or any change in events, conditions or circumstance on which any such statement is based.

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Investor Relations Contact:

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203-972-9200
jnesbett@institutionalms.com